Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Net Income Per Share of $6.99, Up

22.6%, and Record Core Operating Income Per Share of $7.49, Up

30.9%; Consolidated Net Premiums Written of $14.9 Billion, Up

7.5%; Record P&C Combined Ratio of 81.8%

●	Net income was $2.80 billion, up 20.5%, and record core operating income was $3.00 billion, up 28.7%.

●

P&C net premiums written were $12.93 billion, up 5.3%. North America was up 4.4%, including growth of 8.1% in personal insurance and 3.5% in commercial insurance, or 6.2% adjusting for the impact of two non-recurring items that benefited 2024. Overseas General was up 9.7%, including growth of 15.5% in consumer insurance and 5.8% in commercial insurance; Asia, Latin America, and Europe were up 14.3%, 10.6% and 4.8%, respectively.

●

P&C underwriting income was a record $2.26 billion, up 55.0%, with a record combined ratio of 81.8%. P&C current accident year underwriting income excluding catastrophe losses was a record $2.18 billion, up 10.3% over prior year, with a combined ratio of 82.5%.

●	Total pre-tax catastrophe losses in the quarter were $285 million compared with $765 million last year, and $2.56 billion for the nine months compared with $1.78 billion last year.

●	Total pre-tax favorable prior period development was $361 million compared with $244 million last year.

●	Life Insurance net premiums written were $1.93 billion, up 24.6%, and segment income was $324 million, up 14.2%.

●	Pre-tax net investment income was $1.65 billion, up 9.3%, and adjusted net investment income was $1.78 billion, up 8.3%. Both were records.

●	Annualized return on equity (ROE) was 15.9%. Annualized core operating return on tangible equity (ROTE) was 24.5% and annualized core operating ROE was 16.3%.

ZURICH – October 21, 2025 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2025 of $2.80 billion, or $6.99 per share, and core operating income of $3.00 billion, or $7.49 per share. Book value per share and tangible book value per share increased 4.7% and 6.6%, respectively, from June 30, 2025 and now stand at $182.22 and $120.13. Book value was favorably impacted by after-tax net realized and unrealized gains of $884 million in Chubb’s investment portfolio. Book value per share and tangible book value per share excluding AOCI increased 2.8% and 3.8%, from June 30, 2025.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2025	2024	Change	2025	2024	Change
Net income	$2,801	$2,324	20.5%	$6.99	$5.70	22.6%
Adjusted net realized (gains) losses and other, net of tax	46	(220)	NM	0.11	(0.54)	NM
Market risk benefits (gains) losses, net of tax	120	230	(47.8)%	0.30	0.56	(46.4)%
Amortization of deferred tax asset from Bermuda law	36	-	NM	0.09	-	NM
Core operating income, net of tax	$3,003	$2,334	28.7%	$7.49	$5.72	30.9%

Annualized return on equity (ROE)	15.9%	14.7%
Core operating return on tangible equity (ROTE)	24.5%	21.7%
Core operating ROE	16.3%	13.9%

For the nine months ended September 30, 2025, net income was $7.10 billion, or $17.61 per share, and core operating income was $6.97 billion, or $17.29 per share. Book value per share and tangible book value per share increased 14.1% and 19.7%, from December 31, 2024. Book value was favorably impacted by after-tax net realized and unrealized gains of $3.25 billion in Chubb’s investment portfolio and $963 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased 7.3% and 10.1%, from December 31, 2024.

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2025	2024	Change	2025	2024	Change
Net income	$7,100	$6,697	6.0%	$17.61	$16.38	7.5%
Adjusted net realized (gains) losses and other, net of tax	(432)	(189)	128.6%	(1.07)	(0.46)	132.6%
Market risk benefits (gains) losses, net of tax	213	238	(10.5)%	0.53	0.58	(8.6)%
Amortization of deferred tax asset (2025) and non-recurring tax benefit (2024) from Bermuda law	91	(55)	NM	0.22	(0.14)	NM
Core operating income, net of tax	$6,972	$6,691	4.2%	$17.29	$16.36	5.7%

Annualized return on equity (ROE)	13.9%	14.3%
Core operating return on tangible equity (ROTE)	19.5%	21.3%
Core operating ROE	13.0%	13.5%

For the nine months ended September 30, 2025 and 2024, the tax expenses (benefits) related to the table above were $50 million and $(76) million, respectively, for adjusted net realized gains and losses and other; $(38) million and nil for market risk benefits gains and losses; and $1.71 billion and $1.46 billion for core operating income.

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Chubb Limited News Release

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a simply outstanding quarter. The results again put a point on the broad-based, diversified nature of our company geographically, by customer segment both and within commercial and consumer, by product and distribution channel. Core operating income of $3 billion was a record, up 29%, driven by record underwriting and investment income and double-digit growth in life income. Our core operating EPS was also a record, $7.49 per share, up 31%.

“Underwriting income on both a published and current accident year ex-catastrophe basis was supported by solid premium growth and underwriting margin improvement. Published underwriting income of $2.3 billion was up 55% from a year ago, with a record combined ratio of 81.8% — about six percentage points better than a year earlier. While we benefited from light CAT losses in the quarter, the real story is our underlying underwriting results, which were excellent, and very strong prior period reserve development. Current accident year underwriting income excluding CATs was a record $2.2 billion, up 10%, with a combined ratio of 82.5%, nearly a full-point improvement from prior year, with most all of it coming from loss ratio improvement.

“Adjusted net investment income of $1.8 billion was up 8.3%. Financial, economic and fiscal conditions favor continued attractive fixed income and alternative investment portfolio returns on our growing invested asset.

“Total company premiums grew 7.5%, with P&C up 5.3% and life up over 24.5%. All businesses and regions of the world contributed to growth. North America was up 4.4%, including growth of 8.1% in personal insurance and 3.5% in commercial, or 6.2% excluding the impact of two items that benefited the prior year. Overseas General was up 9.7%, including growth of 15.5% in consumer insurance and 5.8% in commercial insurance; Asia, Latin America and Europe were up 14.3%, 10.6% and 4.8%, respectively. Our balance of business and deep local presence provides us a wide range of opportunities around the world, which supports long-term, profitable growth, and it gives us additional freedom to manage a transitioning commercial P&C cycle with discipline.

“In the quarter, we increased share buybacks since our stock is trading well below intrinsic value. Given our earning power, increased buyback activity will continue, while at the same time we build additional capital and our invested asset base.

“In sum, Chubb’s fundamentals and our positioning are excellent, and our balance sheet, starting with our loss reserves, has never been stronger. I am confident we will maintain superior earnings growth, including double-digit growth in EPS, book and tangible book value, with core operating ROE increasing to 14% plus over the medium term, CATs and FX notwithstanding.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2025 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2025	2024	Change
Consolidated
Net premiums written (increase of 6.8% in constant dollars)	$14,866	$13,829	7.5%

P&C
Net premiums written (increase of 4.7% in constant dollars)	$12,934	$12,277	5.3%
Underwriting income	$2,259	$1,457	55.0%
Combined ratio	81.8%	87.7%
Current accident year underwriting income excluding catastrophe losses	$2,183	$1,978	10.3%
Current accident year combined ratio excluding catastrophe losses	82.5%	83.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 4.6% in constant dollars)	$11,476	$10,898	5.3%
Underwriting income	$2,079	$1,321	57.3%
Combined ratio	81.0%	87.3%
Current accident year underwriting income excluding catastrophe losses	$2,029	$1,819	11.4%
Current accident year combined ratio excluding catastrophe losses	81.6%	82.6%

Life Insurance
Net premiums written (increase of 23.5% in constant dollars)	$1,932	$1,552	24.6%
Segment income (increase of 13.9% in constant dollars)	$324	$284	14.2%

●	Consolidated net premiums earned increased 7.4%, or 6.6% in constant dollars. P&C net premiums earned increased 5.0%, or 4.2% in constant dollars.

●	Operating cash flow was $3.64 billion and adjusted operating cash flow was $4.51 billion.

●

Total pre-tax and after-tax catastrophe losses, net of reinsurance and including reinstatement premiums, in the quarter were $285 million (2.3 percentage points of the combined ratio) and $226 million, compared with $765 million (6.4 percentage points of the combined ratio) and $629 million, last year. Total pre-tax and after-tax catastrophe losses, net of reinsurance and including reinstatement premiums, for the nine months were $2.56 billion (7.4 percentage points of the combined ratio) and $2.04 billion, compared with $1.78 billion (5.5 percentage points of the combined ratio) and $1.46 billion, last year.

●	Total pre-tax and after-tax favorable prior period development were $361 million and $238 million, compared with $244 million and $181 million, last year.

●

Total capital returned to shareholders in the quarter was $1.62 billion, comprising share repurchases of $1.23 billion at an average purchase price of $277.67 per share and dividends of $385 million. Total capital returned to shareholders for the nine months was $3.43 billion, comprising share repurchases of $2.29 billion at an average purchase price of $282.38 per share and dividends of $1.14 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2025 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2025	2024	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$8,935	$8,558	4.4%
Combined ratio	79.2%	86.2%
Current accident year combined ratio excluding catastrophe losses	80.6%	81.8%

North America Commercial P&C Insurance
Net premiums written (1)	$5,663	$5,500	2.9%
Major accounts retail and excess and surplus (E&S) wholesale	$3,379	$3,296	2.5%
Middle market and small commercial	$2,284	$2,204	3.6%
Combined ratio	81.5%	86.5%
Current accident year combined ratio excluding catastrophe losses	80.8%	80.8%

North America Personal P&C Insurance
Net premiums written	$1,814	$1,679	8.1%
Combined ratio	65.1%	81.3%
Current accident year combined ratio excluding catastrophe losses	72.1%	78.7%

North America Agricultural Insurance
Net premiums written	$1,458	$1,379	5.6%
Combined ratio	88.0%	90.4%
Current accident year combined ratio excluding catastrophe losses	89.7%	88.9%

Overseas General Insurance
Net premiums written (increase of 7.4% in constant dollars)	$3,695	$3,367	9.7%
Commercial P&C	$2,114	$1,999	5.8%
Consumer P&C	$1,581	$1,368	15.5%
Combined ratio	83.3%	86.0%
Current accident year combined ratio excluding catastrophe losses	84.4%	84.8%

Global Reinsurance
Net premiums written	$304	$352	(13.5)%
Combined ratio	77.4%	94.4%
Current accident year combined ratio excluding catastrophe losses	75.6%	75.8%

Life Insurance
Net premiums written	$1,932	$1,552	24.6%
Segment income	$324	$284	14.2%

(1) See page 6 for additional details

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Chubb Limited News Release

●

North America Commercial P&C Insurance: Net premiums written increased 2.9%, or 6.3% adjusting for two items. Middle market and small commercial were up 3.6%, or 6.9% excluding workers’ compensation annual payroll-related audit premium adjustments which are made in the third quarter every year, with P&C lines growth of 8.7%, and financial lines growth of 0.6%. Major accounts and specialty were up 2.5%, or 5.9% adjusting for a one-off structured transaction which occurred in 2024, with E&S up 6.6% and major accounts up 5.6%. The current accident year combined ratio excluding catastrophe losses was flat, including a 0.6 percentage point decrease in the loss ratio and a 0.6 percentage point increase in the expense ratio reflecting change in business mix.

●

North America Personal P&C Insurance: The combined ratio decreased 16.2 percentage points, including a 5.4 percentage point decrease due to lower catastrophe losses and a 4.2 percentage point decrease due to higher favorable prior period development. The current accident year combined ratio excluding catastrophe losses decreased 6.6 percentage points, including loss ratio improvement of 5.1 percentage points primarily from lower underlying losses in homeowners and automobile and expense ratio improvement of 1.5 percentage points reflecting expense savings and strong net premiums earned growth.

●

North America Agricultural Insurance: Net premiums written increased 5.6% due to an increase in exposure in our company’s crop insurance business which more than offset year-over-year declines in commodity prices.

●

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 0.4 percentage points, including a 0.8 percentage point decrease in the loss ratio and a 0.4 percentage point increase in the expense ratio reflecting change in business mix.

●

Life Insurance: Net premiums written were $1.93 billion, up 24.6%, with growth of 26.5% in International Life, including 9.9 percentage points from a one-time large transaction, and 18.1% in Combined Insurance North America. Life segment income was $324 million, up 14.2%.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2025, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 22, 2025, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

In this release, business activity for, and the financial position of, Chubb acquisitions are reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

Prior period core operating income and related metrics have been redefined to reflect the definition of core operating income adopted in Q1 2025, which excludes the non-recurring tax benefit related to the enactment of Bermuda’s income tax law in 2023. Refer to “Regulation G – Non-GAAP Financial Measures” below for more information.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 43,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $1 million and $5 million in Q3 2025 and Q3 2024, and including investment income of $127 million in both Q3 2025 and Q3 2024, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $7 million and $14 million for the nine months ended September 30, 2025 and 2024, and the investment income from private equity partnerships was $349 million and $304 million for the nine months ended September 30, 2025 and 2024. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes integration expenses and the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. References in this release to “current accident year” metrics exclude catastrophe losses and prior period development, unless stated otherwise.

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Chubb Limited News Release

Core operating income relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, which include legal and professional fees and all other costs directly related to acquisition integration activities. The costs are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. Additionally, we exclude the non-recurring tax benefit from the Bermuda Economic Transition Adjustment enacted in 2023 and adjusted in 2024 and subsequent years’ amortization of the related deferred tax asset, which we believe provides investors with a better view of our operating performance, enhances the understanding of the trends in the underlying business, improves comparability between periods and provides increased transparency compared to the prior presentation of the non-recurring tax benefit. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a useful evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

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Chubb Limited News Release

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may distort a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	September 30 2025	December 31 2024
Assets
Investments	$165,996	$150,650
Cash and restricted cash	2,454	2,549
Insurance and reinsurance balances receivable	16,305	14,426
Reinsurance recoverable on losses and loss expenses	20,227	19,777
Goodwill and other intangible assets ($25,883 and $25,219 represents Chubb portion as of 9/30/2025 and 12/31/2024, respectively)	26,555	25,956
Other assets	38,673	33,190

Total assets	$270,210	$246,548

Liabilities
Unpaid losses and loss expenses	$88,439	$84,004
Unearned premiums	26,961	23,504
Other liabilities	76,999	70,646

Total liabilities	192,399	178,154

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	76,747	72,665
Accumulated other comprehensive income (loss) (AOCI)	(4,892)	(8,644)

Chubb shareholders’ equity	71,855	64,021
Noncontrolling interests	5,956	4,373

Total shareholders’ equity	77,811	68,394

Total liabilities and shareholders’ equity	$270,210	$246,548

Book value per common share	$182.22	$159.77
Tangible book value per common share	$120.13	$100.38
Book value per common share, excl. AOCI	$194.63	$181.34
Tangible book value per common share, excl. AOCI	$130.60	$118.57

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Gross premiums written	$18,069	$16,761	$50,450	$47,677
Net premiums written	14,866	13,829	41,708	39,410
Net premiums earned	14,359	13,373	39,484	37,248
Losses and loss expenses	6,951	7,383	20,419	19,541
Policy benefits	1,372	1,099	4,005	3,498
Policy acquisition costs	2,563	2,324	7,291	6,757
Administrative expenses	1,138	1,094	3,343	3,258
Net investment income	1,648	1,508	4,777	4,367
Net realized gains (losses)	283	198	327	201
Market risk benefits gains (losses)	(142)	(230)	(251)	(238)
Interest expense	197	192	559	552
Other income (expense):
Gains (losses) from separate account assets	(9)	(30)	(31)	(9)
Other	52	355	812	635
Amortization of purchased intangibles	75	81	224	241
Integration expenses	1	7	3	21
Income tax expense	787	504	1,825	1,336

Net income	$3,107	$2,490	$7,449	$7,000
Less: NCI income	306	166	349	303

Chubb net income	$2,801	$2,324	$7,100	$6,697

Diluted earnings per share:
Chubb net income	$6.99	$5.70	$17.61	$16.38
Core operating income	$7.49	$5.72	$17.29	$16.36
Weighted average shares outstanding	400.9	407.9	403.2	408.9

P&C combined ratio
Loss and loss expense ratio	56.7%	63.1%	60.8%	60.8%
Policy acquisition cost ratio	17.7%	17.2%	18.5%	18.0%
Administrative expense ratio	7.4%	7.4%	8.0%	8.1%

P&C combined ratio	81.8%	87.7%	87.3%	86.9%

P&C underwriting income	$2,259	$1,457	$4,331	$4,275

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12